Exhibit 99.1

400 Centre Street, Newton, MA 02458-2076	tel: (617) 219-1440 fax: (617) 219-1441

FOR IMMEDIATE RELEASE	Contacts:
Timothy A. Bonang, Vice President, Investor Relations, or Katherine L. Johnston, Manager, Investor Relations
(617) 219-1440

Government Properties Income Trust Announces Results for the Periods
Ended September 30, 2009

Newton, MA (November 4, 2009): Government Properties Income Trust (NYSE: GOV) today announced financial results for the quarter and nine months ended September 30, 2009.  GOV completed its initial public offering on June 8, 2009.  Accordingly, GOV’s historical results of operations are not comparable to results which may be expected in future periods.

Results for the quarter ended September 30, 2009:

Net income available for common shareholders was $6.2 million for the quarter ended September 30, 2009, compared to $7.2 million for the same quarter last year.  Net income per share (EPS) for the quarter ended September 30, 2009 was $0.29.  For the quarter ended September 30, 2008, GOV did not have any outstanding shares.

Funds from operations (FFO) for the quarter ended September 30, 2009 was $10.2 million, or $0.48 per share compared to FFO for the quarter ended September 30, 2008 of $10.8 million.

The weighted average number of common shares outstanding was 21,455,111 for the quarter ended September 30, 2009.

Results for the nine months ended September 30, 2009:

Net income was $20.6 million for the nine months ended September 30, 2009, compared to $23.6 million for the same period last year.  Net income per share (EPS) for the nine months ended September 30, 2009 was $1.60.  For the nine months ended September 30, 2008, GOV did not have any outstanding shares.

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York
Stock Exchange.

No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

Funds from operations (FFO) for the nine months ended September 30, 2009 was $32.0 million, or $2.49 per share, compared to FFO for the nine months ended September 30, 2008 of $34.2 million.

The weighted average number of common shares outstanding was 12,852,455 for the nine months ended September 30, 2009.  If GOV’s formation transaction and initial public offering had occurred on January 1, 2009, GOV’s weighted average number of common shares outstanding would have been 21,451,723.

Conference Call:

On Wednesday, November 4, 2009, at 1:00 p.m. Eastern Time, Adam Portnoy, President and Managing Trustee, and David Blackman, Chief Financial Officer, will host a conference call to discuss the third quarter 2009 results.

The conference call telephone number is (888) 797-3001.  Participants calling from outside the United States and Canada should dial (913) 312-0700.  No pass code is necessary to access the call from either number.  Participants should dial in about 15 minutes prior to the scheduled start of the call.  A replay of the conference call will be available through 8:00 p.m. Eastern Time on Wednesday, November 11th.  To hear the replay, dial (719) 457-0820.  The replay pass code is 7042798.

A live audio webcast of the conference call will also be available in a listen only mode on GOV’s website, which is located at www.govreit.com.  Participants wanting to access the webcast should visit the company’s web site about five minutes before the call.  The archived webcast will be available for replay on GOV’s web site for about one week after the call.

Supplemental Data:

A copy of GOV’s Third Quarter 2009 Supplemental Operating and Financial Data is available for download at GOV’s web site, www.govreit.com.

Government Properties Income Trust is a real estate investment trust, or REIT, which owns properties located throughout the United States leased primarily to the U.S. Government and several state government tenants.  As of September 30, 2009, GOV owned 30 properties with 3.6 million square feet.  GOV is headquartered in Newton, Massachusetts.

Please see the pages attached hereto for a more detailed statement of our operating results and financial condition, along with an explanation of our calculation of FFO.

Government Properties Income Trust

Condensed Consolidated Statements of Income and Funds from Operations

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Rental income	$19,656	$18,438	$58,304	$55,957

Expenses:
Real estate taxes	2,031	2,011	6,250	5,951
Utility expenses	1,799	1,787	4,843	4,696
Other operating expenses	2,889	3,096	8,600	8,768
Depreciation and amortization	3,828	3,552	11,189	10,570
Acquisition costs	207	—	207	—
General and administrative	1,246	746	2,859	2,238
Total expenses	12,000	11,192	33,948	32,223

Operating income	7,656	7,246	24,356	23,734

Interest income	1	6	45	31
Interest expense (including amortization of deferred financing fees of $562, $—, $989 and $—, respectively)	(1,472)	(25)	(3,832)	(127)
Net income	$6,185	$7,227	$20,569	$23,638

Calculation of Funds from Operations, or FFO (1):
Net income	$6,185	$7,227	$20,569	$23,638
Plus: depreciation and amortization	3,828	3,552	11,189	10,570
Plus: acquisition costs	207	—	207	—
FFO	$10,220	$10,779	$31,965	$34,208

Weighted average common shares outstanding	21,455	—	12,852	—

Per common share:
Net income	$0.29	—	$1.60	—
FFO	$0.48	—	$2.49	—

(1)

We compute FFO as shown in the calculations above. Our calculations of FFO differ from the National Association of Real Estate Investment Trusts, or NAREIT, definition because we exclude acquisition costs. We consider FFO to be an appropriate measure of performance for a REIT, along with net income and cash flow from operating, investing and financing activities. We believe that FFO provides useful information to investors because by excluding the effects of certain historical amounts, such as depreciation expense, FFO can facilitate a comparison of operating performance between historical periods and among REITs. FFO does not represent cash generated by operating activities in accordance with generally accepted accounting principles, or GAAP, and should not be considered an alternative to net income or cash flow from operating activities as a measure of financial performance or liquidity. FFO is one important factor considered by our Board of Trustees in determining the amount of distributions to shareholders. Other important factors include, but are not limited to, requirements to maintain our status as a REIT, limitations in our secured revolving credit facility, the availability of debt and equity capital to us and our expectations of future capital requirements and operating performance.

Government Properties Income Trust

Condensed Consolidated Balance Sheets

(amounts in thousands, except share data)

(unaudited)

	September 30,	December 31,
	2009	2008
ASSETS
Real estate properties:
Land	$68,719	$65,719
Buildings and improvements	439,612	424,756
	508,331	490,475
Accumulated depreciation	(109,484)	(100,034)
	398,847	390,441
Acquired real estate leases, net	9,964	10,071
Cash and cash equivalents	2,294	97
Restricted cash	—	1,334
Deferred leasing costs, net	1,431	1,757
Deferred financing costs, net	5,766	—
Rents receivable	10,647	14,593
Due from affiliates	5,109	—
Other assets, net	4,809	1,481
Total assets	$438,867	$419,774

LIABILITIES AND SHAREHOLDERS EQUITY
Mortgage notes payable	$—	$134
Secured revolving credit facility	65,375	—
Accounts payable and accrued expenses	3,150	3,036
Due to affiliates	1,820	—
Acquired real estate lease obligations, net	2,550	3,151
	72,895	6,321
Shareholders’ equity:
Common shares of beneficial interest, $.01 par value: 21,481,350 shares issued and outstanding	215	—
Additional paid in capital	357,628	—
Cumulative net income	8,129	—
Ownership interest	—	413,453
Total shareholders’ equity	365,972	413,453

Total liabilities and shareholders equity	$438,867	$419,774